UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 20, 2019

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On February 19, 2019, the Board of Directors (the “Board”) of Cutera, Inc., a Delaware corporation (the “Company”), approved a new form of indemnification agreement (the “Indemnification Agreement”) between the Company and individuals who may serve from time to time as directors or officers of the Company. The Indemnification Agreement replaces the Company’s existing form of indemnification agreement and will take effect February 19, 2019 for the Company’s current directors and officers. Under the Indemnification Agreement, the Company agrees to indemnify directors and officers against liability arising out of the performance of their duties to the Company and to other entities where they provide services at the request of the Company. The Indemnification Agreement requires indemnification to the fullest extent authorized or permitted by law, including the Delaware General Corporation Law, for amounts that directors and officers become legally obligated to pay in connection with a range of legal proceedings, including attorneys’ fees, on the terms and conditions set forth in the Indemnification Agreement. The Indemnification Agreement also requires the advancement of defense expenses, on the terms and conditions set forth therein. Further, the Indemnification Agreement provides procedures for requesting and obtaining indemnification and advancement of expenses.

The foregoing description of the Indemnification Agreement is a general description only and is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.02.  Results of Operations and Financial Condition.

On February 20, 2019, we are issuing a press release and holding a conference call regarding our financial results for the fourth quarter and full-year ended December 31, 2018. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2019, the Board increased the number of directors constituting the Board from seven to eight directors and appointed Katherine S. Zanotti and Joseph E. Whitters to the Board. At the time of the filing of this Current Report on Form 8-K, the Board has not made any determinations regarding Board committee assignments for Ms. Zanotti or Mr. Whitters. Ms. Zanotti and Mr. Whitters are expected to be included as two of the Company’s directors who will stand for reelection by the Company’s shareholders at the Company’s Annual Meeting of Shareholders to be held in June 2019. On February 20, 2019, the Company issued a press release regarding the appointments of Ms. Zanotti and Mr. Whitters, a copy of which is attached hereto as Exhibit 99.2.

Ms. Zanotti and Mr. Whitters will participate in the Company’s standard compensation program for non-employee directors. Accordingly, Ms. Zanotti and Mr. Whitters will be entitled to receive $145,000 in annual compensation composed of an annual grant of restricted stock units pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan, as amended, with a grant date fair market value of $100,000, and annual cash retainer of $45,000 paid quarterly. Ms. Zanotti and Mr. Whitters also received a one-time award of restricted stock units on the date of their respective appointments to the Board. The award is in shares of restricted stock with a grant date value of $150,000, one-third of such shares to vest and the forfeiture restrictions thereon to lapse on each of the first three anniversaries of the grant date.

Ms. Zanotti and Mr. Whitters are also each expected to enter into an indemnification agreement with the Company, the terms of which the Board approved on February 19, 2019 and described above in Item 1.01 of this Current Report on Form 8-K.

There are no arrangements or understandings between Ms. Zanotti and Mr. Whitters and any person pursuant to which Ms. Zanotti or Mr. Whitters was selected as a director, and there are no actual or proposed transactions between Ms. Zanotti and Mr. Whitters or any of their related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)).

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement

99.1	Press Release of Cutera, Inc. dated as of February 20, 2019.

99.2	Press Release dated February 20, 2019 announcing the appointment of Katherine S. Zanotti (Napier) and Joseph E. Whitters to the Cutera, Inc. Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: February 20, 2019	/s/ Darren W. Alch
Darren W. Alch
General Counsel & Corporate Secretary